Exhibit (d)(3)

STRICTLY CONFIDENTIAL

April 23, 2017

Tyson Foods, Inc.

2200 W. Don Tyson Parkway

Springdale, AR 72762

Attention: David Van Bebber

Ladies and Gentlemen:

In connection with your consideration of a possible acquisition of AdvancePierre Foods Holdings, Inc. (the “Company”) by Tyson Foods, Inc. (“you”) (any such transaction, a “Possible Transaction”), you have requested nonpublic, confidential and/or proprietary information concerning the Company. As a condition to your being furnished with such information, you (i) agree to treat such nonpublic, confidential and/or proprietary information concerning the Company and its subsidiaries and affiliates (whether in written, verbal, graphic, electronic, or other form) which is furnished by or on behalf of the Company to you or your directors, officers, employees, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors, financing sources and any representatives of your advisors) (collectively, the “Representatives”), whether furnished on or after the date of this letter and regardless of the manner in which it is furnished, together with analyses, compilations, studies or other documents or records prepared by you or any of your Representatives to the extent that such analyses, compilations, studies, documents or records contain or otherwise reflect or are generated from such information (hereinafter collectively referred to as the “Confidential Information”), in accordance with the provisions of this agreement and (ii) hereby acknowledge the confidential and proprietary nature of the Confidential Information.

The term “Confidential Information” includes (i) the existence of this agreement and that the Confidential Information has been made available to you and your Representatives, (ii) that discussions or negotiations are taking place concerning a Possible Transaction, and/or (iii) any terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof. The term “Confidential Information” does not include information which you can reasonably establish (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this agreement, (ii) was or becomes available to you or your Representatives on a nonconfidential basis from a source other than the Company or its advisors, provided that such source is not known to you after reasonable inquiry to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation, or (iii) was within your or your Representatives’ possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not known to you to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation, or (iv) was independently developed by you or your Representatives without reference to or use of, in whole or in part, any Confidential Information. Any combination of Confidential Information shall not be deemed to be within the foregoing exceptions because individual features of the Confidential Information are in the public domain.

1. Restrictions on Disclosure and Use. You hereby agree that the Confidential Information will be used solely for the purpose of evaluating a Possible Transaction, and not used for any other purpose, and that such Confidential Information will be kept confidential by you and your Representatives. You further agree that Confidential Information will not be disclosed to any person other than (a) your Representatives who need to know such information for the purpose of evaluating any such Possible Transaction (it being understood that, prior to any such disclosure, such Representatives shall have been informed by you of the confidential and proprietary nature of the Confidential Information, advised of this agreement and such Representatives shall have like obligations with respect to the Confidential Information received hereunder by virtue of their employment or other relationship with you) and (b) any other person to whom the Company consents in writing prior to disclosure. In any event, you shall be responsible for any breach of this agreement by any of your Representatives. Without your prior written consent, the Company shall not and shall direct its representatives not to, disclose to any person the existence of this agreement with you or its terms or that the Confidential Information has been made available to you, or that discussions or negotiations are taking place concerning the

Possible Transaction; provided, however, that nothing herein shall prohibit the Company or the Company’s Representatives from making any disclosure to any person at any time about a Possible Transaction or any Confidential Information so long as neither the Company nor the Company’s representatives disclose or otherwise make public your participation in a Possible Transaction or otherwise reference you in such disclosure, unless required by applicable law.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that you will, or will cause your Representatives to, provide the Company with prompt notice of any such request or requirement to the extent not legally prohibited (written, if practicable) so that the Company, at its cost and expense, may seek an appropriate protective order or other such remedy as the Company deems appropriate, and you will and will direct your Representatives to reasonably cooperate with the Company in seeking any such remedy. If, failing the entry of a protective order, you or any of your Representatives are nonetheless, based on the advice of your counsel or counsel of such Representative, respectively, compelled by law, regulation, judicial process or rule of an exchange to disclose Confidential Information, you may disclose that portion of the Confidential Information that such counsel advises that you are compelled to disclose; provided that you or such Representative (i) provide advance written notice to the Company, to the extent not legally prohibited, and (ii) exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such disclosed Confidential Information.

The non-disclosure obligations pursuant to this agreement shall terminate eighteen (18) months from the date hereof.

Notwithstanding any other provision of this Agreement, nothing contained in this Agreement will restrict your or your Representatives use or, to the extent required by law or the applicable rules or regulations of any national securities exchange, disclosure, of Confidential Information or any information regarding the terms, conditions or other facts with respect to a Possible Transaction, including the status thereof, in connection with any purchase or offer to purchase of any securities of the Company or the solicitation of proxies of the Company’s securityholders.

2. Company Contact. It is understood that Rothschild Asset Management Inc. and Credit Suisse Securities (collectively, the “Company’s Advisors”), in their capacity as financial advisors to the Company, will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding a Possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to the Company’s Advisors, unless otherwise directed by the Company.

3. Nonsolicitation. For a period of eighteen (18) months following the date hereof, you will not, directly or indirectly, solicit for employment or employ (whether on a full-time, part-time, consulting or any other basis) any (i) officer or director the Company or any of its subsidiaries or (ii) other key management employee with whom you had contact, who becomes known to you or about whom you have received Confidential Information in connection with your evaluation of a Possible Transaction, except that you shall not be precluded from general employment solicitations (including through the use of public advertisements) that are not specifically directed or targeted at the Company, its subsidiaries or their respective employees, you shall not be restricted in hiring any such employee who responds to any such general employment solicitation or public advertisement, and you shall not be prohibited from soliciting or hiring any such employee who has been terminated or who has not been employed by the Company for at least ninety (90) days prior to the commencement of any employment related discussions.

4. You hereby acknowledge that you are aware, and that you will advise such of your Representatives who are informed in accordance with the terms of this letter agreement, that the U.S. securities laws prohibit any person who has received from an issuer material non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. You represent and warrant to the Company that, as of the date hereof, you do not beneficially own any securities of the Company.

5. No Representations or Warranties. You understand and acknowledge that any and all information contained in the Confidential Information is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, on the part of the Company or the Company’s Advisors. You agree that none of the Company, the Company’s Advisors or any of their respective affiliates or representatives shall have any liability to you or any of your Representatives by virtue of such information or this agreement. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point and that no representations and warranties shall be legally binding on the Company or any other person until such definitive agreement has been executed by the Company and each other party thereto. For purposes of this agreement, the term “definitive agreement” does not include an executed letter of intent, memorandum, or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on your part. Notwithstanding the foregoing, the Company represents that it either owns or has the rights to share the Confidential Information with you for the purposes permitted herein.

6. Ownership and Return of Confidential Information. All Confidential Information disclosed by the Company shall be and shall remain the property of the Company, and the disclosing of such Confidential Information does not grant you or your Representatives any license, copyright or similar right with respect to any of the Confidential Information. In the event that you decide not to proceed with a Possible Transaction, you shall promptly notify the Company or the Company’s Advisors of that decision. In that case, or in the event that the Company, in its sole discretion, requests at any time, you shall, within five days of such notification to the Company or request from the Company, return or destroy all Confidential Information in your possession or in the possession of your Representatives. Upon written request, you shall provide the Company with written certification of your compliance with this agreement. Notwithstanding the foregoing, you (i) shall be permitted to retain archival copies of the Confidential Information in accordance with legal, regulatory and internal document retention policies, provided that such information retained may only be accessed for the legal, regulatory or compliance purpose that gave rise to such retention, (ii) shall not be obligated to destroy electronically stored Confidential Information to the extent that it is contained in an archived computer system backup in accordance with its security and/or disaster recovery procedures so long as such data or records, to the extent not permanently deleted or overwritten in the ordinary course of business, are not accessible in the ordinary course of business or used except as required for backup or data recovery purposes, and (iii) shall be permitted to retain one (1) copy of any document containing the Confidential Information in its legal files for the sole purpose of litigating any claim that may arise under the terms of this Agreement; provided that any such retained Confidential Information shall remain subject to the terms and obligations set forth in this agreement as long as so retained. Notwithstanding the return or destruction of the Confidential Information, you and your Representatives shall continue to be bound by the terms of this agreement.

7. No Agreement. You agree that, unless and until a definitive agreement regarding a Possible Transaction has been executed, neither the Company, its stockholders nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction (including negotiation of a Possible Transaction) by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives and to terminate discussions and negotiations with you or your Representatives at any time. In addition, you acknowledge that the Company may conduct any process for a transaction involving the Company as it may determine and any procedures relating to such transaction may be changed at any time without notice to you or any other person.

8. Remedies. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this agreement and that the parties hereto shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, without any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this agreement, the reasonable costs and expenses incurred by the prevailing party in connection with such proceedings, including attorney fees and disbursements, shall be reimbursed by the non-prevailing party.

9. Waiver. No failure or delay in exercising any right, power or privilege hereunder, nor any single or partial exercise thereof, shall preclude any exercise of any right, power or privilege hereunder.

10. Governing Law; Jurisdiction; Entire Agreement; No Presumption; No Assignment. This agreement shall be governed and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. You agree, on behalf of yourself and your Representatives, to submit to the exclusive jurisdiction of the Chancery Court of Delaware, and in the absence of such jurisdiction, the United States District Court for the District of Delaware, and in the absence of such federal jurisdiction, to the exclusive jurisdiction of any Delaware state court sitting in New Castle County, to resolve any dispute relating to this agreement and waive any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue. This agreement is a complete statement of all of the agreements between the parties hereto with respect to its subject matter and supersedes all previous agreements, discussions and understandings between them concerning its subject matter. This agreement shall be construed as if jointly drafted and without regard to any presumption or rule requiring construction against the party who drafted it. You may not assign this agreement or any part thereof without the prior written consent of the Company, and any purported assignment without prior written consent shall be null and void.

11. Commonality of Interest. To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, inquiry, arbitration or dispute, you acknowledge that you and the Company have a commonality of interest with respect to such action, suit, proceeding, investigation, inquiry, arbitration or dispute, and agree that it is your mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and you agree to take all reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

12. Consent and Waiver of Representation. You agree that Skadden, Arps, Slate, Meagher & Flom LLP may serve as counsel to the Company and/or its stockholders in connection with this agreement and the evaluation, negotiation and consummation of a Possible Transaction. You hereby consent to such representation and wave any conflict of interest arising therefrom.

13. Authority to Enter Agreement. Each of you and the Company hereby represent and warrant to the other that this agreement has been duly authorized, executed and delivered by officers or authorized representatives and is enforceable in accordance with its terms.

14. No Modification. No provision of this agreement can be waived, modified or amended except by written consent of both parties, which shall explicitly make such waiver, modification or amendment.

15. Severability. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16. Data Site Provision. The terms of this agreement shall control over any additional purported confidentiality requirements imposed by an offering memorandum, web-based database or similar repository of Confidential Information to which you or your Representatives are granted access in connection with this agreement or a Possible Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that your confidentiality obligations with respect to the Confidential Information are exclusively governed by this agreement and may not be altered or modified except by an agreement executed by the parties hereto in traditional written format.

This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

(Signature page follows)

Very truly yours,

AdvancePierre Foods Holdings, Inc.

By:	/s/ Michael B. Sims
Name: Michael B. Sims
Title: SVP, Chief Financial Officer and Treasurer

Accepted and agreed as of the

date first written above:

Tyson Foods, Inc.

By:	/s/ David L. Van Bebber
Name: David L. Van Bebber
Title: EVP and General Counsel